Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 20, 2024, with respect to the consolidated financial statements of Inlif Limited, as of and for the years ended December 31, 2023 and 2022 in this Registration Statement on Form F-1 and the related Prospectus of Inlif Limited filed with the Securities and Exchange Commission.

Singapore

September 24, 2024